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Exhibit 21.1

List of Subsidiaries

Subsidiary*		Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
1.	LPL Holdings, Inc.**	Massachusetts	LPL
2.	PTC Holdings, Inc.**	Ohio	PTC
3.	The Private Trust Company	Ohio	PTC
5.	LPL Financial Corporation	California	LPL
6.	Independent Advisors Group Corp.	Delaware	IAG
7.	UVEST Financial Services Group, Inc.	North Carolina	UVEST
8.	LPL Insurance Associates, Inc.	Delaware	LPL
9.	LPL Independent Advisor Services Group LLC**	Delaware	LPL
10.	Mutual Service Corporation	Michigan	MSC
11.	Waterstone Financial Group, Inc.	Illinois	Waterstone
12.	Associated Financial Group, Inc.	California	Associated
13.	Mutual Services Mortgage, LLC	Delaware	MSC
14.	MSC Insurance & Securities, Inc.	Arizona	MSC
15.	Mutual Services Corporation	Nevada	MSC
16.	Contemporary Financial Solutions, Inc.	Delaware	CFS
17.	Associated Securities Corp.	California	Associated Securities
18.	Associated Planners Investment Advisory, Inc.	California	Associated
19.	LSC Agency of Arizona, Inc.	Arizona	Independent Financial
20.	IFS Agencies, Inc.	New York	Independent Financial
21.	IFS Agencies of Alabama, Inc.	Alabama	Independent Financial
22.	IFS Agencies of New Mexico, Inc.	New Mexico	Independent Financial

*
All subsidiaries are wholly owned, directly or indirectly, by the Registrant.

**
Holding companies.

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  Exhibit 21.1